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Exhibit 2

Notice—ASX Listing Rule 3.2

Durban Roodepoort Deep, Limited (DRD) gives notice of the following information as referred to in ASX Listing Rule 3.2:

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the offer period under DRD's offers dated 13 April 2004 for all shares in Emperor Mines Limited (Emperor) (Offers) has been extended so that the Offers will now close at 7.00pm (Sydney time) on 30 July 2004 (unless further extended);

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DRD and its associates had a relevant interest in 19.78% of the ordinary shares of Emperor, being the securities in the bid class under the Offers, when the Offers were made; and

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so far as DRD is aware, DRD and its associates have a relevant interest (increased as a result of acceptance of the Offers) in 44.4% of the ordinary shares of Emperor, being the securities in the bid class under the Offers, at the date of the extension of the offer period.

Dated            14 July 2004

/s/ Bruce Sinclair Bruce Sinclair, Local Agent

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  Exhibit 2
Notice—ASX Listing Rule 3.2